NEWS RELEASE

EVEREST RE GROUP, LTD.
Seon Place, 141 Front Street, 4th Floor, Hamilton HM DX, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Group Closes Sale of Heartland to CGB Diversified Services
and Enters Reinsurance Relationship for Combined Crop Insurance Portfolio

HAMILTON, Bermuda – August 25, 2016 -- Everest Re Group, Ltd. (NYSE: RE)  announced today that it has finalized the sale of its U.S. crop managing general agent, Heartland Crop Insurance, Inc., to CGB Diversified Services, Inc. (CGB DS), for $49 million.

In conjunction with the sale, Everest has entered into a strategic long term reinsurance relationship with CGB DS, to provide quota share reinsurance capacity on the combined crop insurance portfolio of the Diversified/Heartland companies.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada. The Company also operates within the Lloyd's insurance market through Syndicate 2786. In addition, through Mt. Logan Re, Ltd., the Company manages segregated accounts, capitalized by the Company and third party investors, that provide reinsurance for property catastrophe risks. Additional information on Everest Re Group companies can be found at the Group's web site at www.everestregroup.com.

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